EXHIBIT 10.1
LIME ENERGY CO.
2009 MANAGEMENT INCENTIVE COMPENSATION PLAN
Effective August 4, 2009
1. PURPOSE
     The Lime Energy Co. 2009 Management Incentive Compensation Plan (“Plan”) is designed to promote the interests of Lime Energy Co. (the “Company”) and its stockholders by providing incentives to participating officers and key employees of the Company and its subsidiaries to make significant contributions to the Company and its subsidiaries and to reward outstanding performance on the part of those individuals whose decisions and actions most significantly affect the growth, profitability and efficient operation of the Company and its subsidiaries during the “Plan Year.” The Plan Year is the fiscal year of the Company.
     The Plan is designed to:
•	Provide an incentive program to achieve overall corporate objectives and to enhance stockholder value

•	Reward those individuals who significantly impact corporate results

•	Incorporate an incentive program in the Company’s overall compensation program to help attract and retain officers and key employees.
2. ADMINISTRATION
     The Plan shall be administered by the Compensation Committee of the Company’s Board; provided, however, that, if at any time no such Committee shall be in office, the Plan shall be administered by the Board. The Plan may be administered by different Committees with respect to different groups of Eligible Individuals as directed by the Board or its Compensation Committee. As used herein, the term “Administrator” means the Board or any of its Committees as shall be administering the Plan, as the context may require.
     The Administrator shall have plenary authority to grant Awards pursuant to the Plan and absolute discretion to determine the amount of Awards. Participation shall be limited to such Eligible Individuals as are selected by the Administrator; subject to any eligibility restrictions applicable to Awards under the other provisions of the Plan. The provisions of Awards need not be the same with respect to each Participant.
     The Administrator shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.
     Except to the extent prohibited by applicable law, the Administrator may allocate any or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person or persons selected by it. Any such allocation or delegation may be revoked by the Administrator at any time. The Administrator may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Administrator.
     Any determination made by the Administrator, or pursuant to authority delegated in accordance with the provisions of the Plan, with respect to any Award shall be made in the sole discretion of the Administrator or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Administrator or any appropriate delegate pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants.
     No member of the Administrator, and no officer of the Company, shall be liable for any action taken or omitted to be taken by such individual or by any other member of the Administrator or officer of the Company in connection with the performance of duties under this Plan, except for such individual’s own willful misconduct or as expressly provided by law. Such persons shall be entitled to indemnification and reimbursement from the Company for their service with respect to the Plan to the fullest extent allowed by law. The Company, its Subsidiaries and Affiliates, all officers and directors of any such corporation, and all members of the Administrator shall have no liability with respect to any Participant for any taxes, penalties or related interest imposed upon such Participant in connection with any Award granted under this Plan.
3. PARTICIPANTS IN THE PLAN
     Eligible Individuals must be approved by the Administrator, based on a recommendation from the Chief Executive Officer or the Board and meet all of the following conditions:
     (a) Service Requirement. An individual shall be eligible to participate in the Plan if he or she has been an active Employee in a position which is designated as eligible for participation in the Plan for a period of not less than six (6) consecutive months at the close of the Plan Year for which an Award is payable, except as provided in Section 9 herein. An individual shall be considered an “Employee” as long as such individual remains employed by the Company or one or more of its subsidiaries.
     (b) Performance Requirement. During the term of the current Plan Year, the Employee must not have been subject to a disciplinary action and must have achieved a satisfactory performance evaluation, if applicable to such Employee, during the Plan Year.

     (c) No Participation in Other Cash Incentive Plans. The Employee must not be eligible to participate in any other cash incentive plan of the Company, provided, however, this shall not affect the ability of the Participant to receive a discretionary bonus which is not pursuant to a written plan.
     (d) Participant Groups. Participants in the Plan may be placed into groups based on their reporting relationship to the Chief Executive Officer, their salary, title or on other criteria, or on no criteria as determined by the Administrator. Groupings used in the Plan, if any, may vary from one group to another, and shall not convey any rights, privileges or obligations except as they relate to the Plan. If groupings are used in the Plan, the specifics of the Plan may vary from one group to another.
     (e) Initial Eligible Individuals. Upon adoption of the Plan by the Board, the initial Eligible Individuals shall be the Company’s Chief Executive Officer, President, Chief Operating Officer and Chief Financial Officer.
4. FORM OF INCENTIVE AWARD PAYMENTS
     Award payments shall be made in cash, provided that, in lieu of cash, Award payments may be made through the issuance of shares of Stock or options to purchase Stock (“Stock Options”), or by a combination of cash, shares of Stock and/or Stock Options, at the discretion of the Administrator. In the event that the Administrator elects to pay Awards in shares of Stock or Stock Options, the Administrator, in its sole discretion, will make a determination of the number of shares of Stock or Stock Options to be issued to each Plan Participant based, in part, on the market value of the Stock or Stock Options and the ratio that the Participant’s Award amount bears to the aggregate amount of Awards earned by all Participants for the Plan Year. The issuance of shares of Stock and Stock Options will be subject to the availability of shares of Stock and the other terms of the Company’s 2008 Long-Term Incentive Plan, as amended from time to time.
5. PERFORMANCE GOAL CATEGORIES
     As determined and approved by the Administrator, the performance goals for the Participants will be set in various goal categories, including, but not necessarily limited to: (a) Company performance, and (b) individual performance (collectively, the “Performance Goal Categories”). The Performance Goal Categories may be adjusted, expanded or otherwise modified, as the Administrator deems necessary or appropriate. The relative importance, or weight, of goals in these Performance Goal Categories will be set in writing by the Administrator for each Participant at the beginning of, or soon after the beginning of, the Plan Year.
     The relative weight (“Goal Weight”) among the Performance Goal Categories may vary based on the individual’s position within the Company. The weighting will be reviewed annually and may be adjusted, as necessary or appropriate, by the Administrator.
     (a) Company Objectives. At the beginning of, or soon after the beginning of, the Plan Year, the Chief Executive Officer and the Administrator will decide the Company performance objectives, which shall be comprised of the following two components: (i) revenue and (ii) earnings before interest, taxes, depreciation, amortization and stock-based compensation (“Adjusted EBITDA”) for the Plan Year.

     (b) Individual Goals. At the beginning of, or soon after the beginning of, the Plan Year, individual goals will be established for each Participant. The specific goals in this category will be discussed and agreed upon between the Participant and the Chief Executive Officer, provided that in the case of the Chief Executive Officer, his or her individual goals will be discussed between such Participant and the Administrator or its designee on the Board. All goals in these categories must be in writing, and accepted and approved by the Administrator.
     (c) Performance Evaluation. Performance on all Individual goals will be evaluated by the Chief Executive Officer (or his designee), subject to the review and approval of the Administrator.
6. INCENTIVE OPPORTUNITIES
     Each Participant shall be told at the beginning of, or soon after the beginning of, the Plan Year of his or her Plan Base Salary which will be the basis for determining incentive opportunity for that Participant, and which will be allocated among the Participant’s Performance Goal Categories.
     Performance on each Performance Goal Category will be designated at three performance levels (each a “Performance Level”): a Threshold (minimum level), a Target and a Maximum level as determined by the Administrator. If a Participant’s performance does not at least equal the minimum threshold level, no bonus will be payable under that Performance Goal Category. The incentive opportunity for each Performance Level will be set at a percentage (“Incentive Opportunity Percentage”) of the Plan Base Salary, approved by the Administrator. The Incentive Opportunity Percentage may be adjusted for each Plan Year, as necessary or appropriate. The Award earned will be directly related to the Participant’s performance on each Performance Goal Category.
     For illustration purposes, for a Plan Year a Participant may be given a table like the following, showing the basis for computing the Award for the Company Revenue objective on the basis of the Goal Weight percentage and the Incentive Opportunity Percentage for each Performance Level (the numbers are for illustration only):

			Incentive
		Goal	Opportunity
For Company Revenue Goal “X”	Plan Base Salary	Weight	Percentage
For meeting Threshold	$250,000	35%	25%
For meeting the Target level	$250,000	35%	50%
For meeting the Maximum level	$250,000	35%	87.5%
     Performance that falls between two Performance Levels (e.g., above the Threshold, but below the Target level) will produce a prorated bonus. Performance that exceeds the Maximum level will not result in an Award in excess of the Maximum level. There is an annual maximum Award limitation under this Plan for each Participant. The maximum Award limitation will be the product of (i) the Maximum Incentive Opportunity Percentage as approved by the Administrator, and (ii) the Plan Base Salary of each Participant, as approved by the Administrator.

     Performance on each Performance Goal Category will be measured independently and will lead to an Award determined separately for each Performance Goal Category. Thus, Awards may be earned in one, two or all three Performance Goal Categories, provided that at least the Threshold level shall have been achieved for at least one Performance Goal Category as a condition to the grant of an Award to a Participant.
7. CALCULATION OF CASH INCENTIVE AWARD
     At the beginning of, or soon after the beginning of, the Plan Year (a) the Administrator will determine the Participant’s Plan Base Salary; (b) the Administrator will establish the Goal Weight Percentage for each of the Company components and the individual component; and (c) the Administrator will establish the Incentive Opportunity Percentage multipliers for each of the three performance levels, i.e., Threshold, Target and Maximum levels. The cash Award for each Company component is equal to the product of (i) the Plan Base Salary of the Participant, (ii) the Goal Weight Percentage for the specific Company Performance Goal Category, and (iii) the Incentive Opportunity Percentage for the Performance Level achieved as of the end of the Plan Year. The Goal Weight percentage for the individual Performance Goal Category and the Incentive Opportunity Percentage for the individual Performance Level achieved as of the end of the Plan Year, which is based on an individual’s performance against objectives, are used in the same way to compute the individual Performance Goal Category cash Award.
     For illustration purposes, the example below shows a sample cash Award calculation under the Plan:
     Suppose the Participant’s Plan Base Salary is $250,000. Further suppose, the “Target” Performance Level is achieved for the three Performance Goal Categories, i.e., the Company revenue and the Company Adjusted EBITDA Performance Goal Categories and the individual Performance Goal Category, then the Award would be computed as follows (the numbers are for illustration only):

				Incentive
Plan Base	Performance	Goal	Performance	Opportunity	Award
Salary	Goal Category	Weight	Level	Percentage	Amount
$250,000	Corporate Revenue	35%	Target	50%	$43,750
$250,000	Corporate Adjusted EBITDA	35%	Target	50%	$43,750
$250,000	Individual-Participant Specific	30%	Target	50%	$43,750
Total					$125,000

Company Performance Goal Categories	$87,500
Individual Performance Goal Category	$37,500

Total	$125,000
8. TIMING AND PAYMENT OF AWARDS
     Awards are not earned until the Award is approved by the Administrator. Therefore, even if the Plan Year has ended, a Participant is not entitled to an Award unless the Administrator determines the Participant is entitled to receive the Award. A Participant must be on the active payroll of the Company or its Subsidiaries at the time the Award is approved for it to be paid, except for special provisions for certain separations described in Section 9, Changes in Employment Status, herein.
     No Awards will be approved, and therefore cannot be earned, until after the completion of the Plan Year audit of the Company’s financial statements by its independent auditors.
     Awards will be approved, if earned, promptly after completion of the Plan Year audit, Awards will be paid in a single cash payment within thirty (30) days after the Award has been approved by the Administrator, subject to Section 4 regarding payment of Awards in Stock or Stock Options, and subject to the Company’s available cash. In the event that the Administrator, upon consultation with the Board, determines that it is in the best interest of the Company to delay payment of all or a portion of cash Awards in any Plan Year, then the unpaid balance of such cash Awards shall accrue interest at a commercial rate to be determined by the Administrator commencing as of the date such Awards shall be approved by the Administrator.
9. CHANGES IN EMPLOYMENT STATUS
     Payments of proposed Awards will be subject to the following changes in employment status:
     (a) Transfers and Promotions. Transfer or promotion into a position not eligible under this Plan, or from an ineligible position to an eligible one, will make the Participant eligible for a prorated Award, as long as he or she has been in an eligible position for not less than six (6) months in the current Plan Year.
     (b) Plan Base Salary Adjustment. Adjustments to a Participant’s Plan Base Salary during a Plan Year will make the Participant eligible for a prorated Award based on the average weighted Plan Base Salary for such Plan Year.
     (c) Involuntary Termination. Involuntary termination for reasons due to job elimination or staff reduction, except termination for “cause” (as set forth in Section 10(b)), will make the Participant eligible for a prorated Award (subject to the recommendation of the Chief Executive Officer or the then next senior executive officer), as long as the participant has been in an eligible position for not less than six (6) months in the current Plan Year.
     (d) Disability. Total and permanent disability will make the Participant eligible for a prorated Award, subject to actual performance on the Performance Goal Categories set for the Participant or for the Company.
     (e) Death. A prorated Award may be paid, in the discretion of the Administrator, to a Participant’s estate, assuming performance prior to his or her death reached or exceeded the Threshold Performance Level for one or more Performance Goal Categories.

     (f) Retirement. Retirement from active employment, subject to qualifying for retirement benefits under existing Company retirement plans will make the Participant eligible for a prorated Award, subject to meeting all other performance requirements.
     (g) Leave of Absence. An approved leave of absence will be treated in the same manner as a transfer from or into an eligible position.
     For purposes of Sections 9(a), (b), (d), (e) and (f), the prorated Award will be computed based on a 365-day year and the actual number of days that the Participant shall have been in an eligible position. All prorated Awards shall be subject to the approval of the Administrator in its discretion.
10. TERMINATION
     (a) Company Initiated. If employment of a Participant is terminated by the Company for reasons other than for “cause” or those previously listed in Section 9, the Participant will be eligible for a prorated Award (subject to the recommendation of the Chief Executive Officer or the then most senior executive officer), as long as the Participant has been in an eligible position for not less than six (6) months in the then current Plan Year.
     (b) Termination for Cause. If employment of Participant is terminated for “cause” (or any variation of that term), as that term may be defined in the Participant’s employment agreement with the Company, if applicable or if no such employment agreement exists or shall be applicable, then under applicable law, the Participant shall be ineligible to receive any Award for the then current Plan Year.
     (c) Voluntary Termination. Participants terminating employment by their own action during the Plan Year forfeit all rights to any Award.
11. DESIGNATION OF BENEFICIARY
     A Participant may file with the Company a designation of a beneficiary or beneficiaries on a form provided by the Administrator. The designation may be changed or revoked by the Participant’s sole action, provided that such change or revocation is filed in writing with the Administrator.
12. 409A EXEMPTION
     All Awards granted under this Plan shall be issued on such terms and conditions as will exempt such Awards from the regulation under Code Section 409A, and all Awards shall be interpreted and administered to preserve that exempt status.
13. PLAN AMENDMENTS
     The Plan shall become effective when adopted by the Compensation Committee or the Board. The Compensation Committee or the Board may at any time amend, suspend or terminate the Plan, even if such amendment, suspension or termination may adversely affect the rights of a Participant.

14. BENEFITS UNFUNDED
     No amounts awarded or accrued under this Plan shall actually be funded, set aside or otherwise segregated prior to payment. The obligation to pay the Awards hereunder shall at all times be an unfunded and unsecured obligation of the Company. Plan Participants that have received an Award approved by the Administrator and that has become due and payable shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of their Awards.
15. BENEFITS NONTRANSFERABLE
     No Plan Participant shall have the right to transfer any interest in, alienate, pledge or encumber his or her interest in this Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the Participant’s creditors or to attachment, execution or other process of law.
16. OTHER PLANS
     Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting other or additional compensation arrangements for its employees, directors and contract service providers.
17. NO EMPLOYMENT RIGHTS
     The adoption of the Plan shall not confer upon any employee, director, consultant, independent contractor or advisor any right to continued employment, directorship or service, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment or service of any employee, consultant or advisor at any time.
18. WITHHOLDING TAXES AND OFFSETS
     No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under the Plan shall be conditioned on such payment arrangements, and the Company, its Subsidiaries and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Administrator may establish such procedures as it deems appropriate for the settlement of withholding obligations with Stock or Stock Options.
     Any amounts owed to the Company or an Affiliate by the Participant of whatever nature may be offset by the Company from the cash, or value of any shares of Stock, or other thing of value under this Plan or an agreement to be transferred to the Participant, and no cash or shares of Stock, or other thing of value under this Plan or an agreement shall be transferred unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company and Affiliates.
19. EXCLUSIVE PLAN DOCUMENT
     This Plan and each agreement granting an Award constitute the entire agreement with respect to the subject matter hereof and thereof.
20. GOVERNING LAW
     This Plan, and all Awards, agreements and actions hereunder, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its choice of law provisions.
21. GENERAL PROVISIONS
     (a) The grant of an Award shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
     (b) If any payment or right accruing to a Participant under this Plan (without the application of this Section 21(b)), either alone or together with other payments or rights accruing to the Participant from the Company or an Affiliate (“Total Payments”) would constitute a “parachute payment” (as defined in Section 280G of the Code and regulations thereunder), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under this Plan being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code, provided, however, that the foregoing shall not apply to the extent provided otherwise in an Award or in the event the Participant is party to an agreement with the Company or an Affiliate that explicitly provides for an alternate treatment of payments or rights that would constitute “parachute payments.” The determination of whether any reduction in the rights or payments under this Plan is to apply shall be made by the Administrator in good faith after consultation with the Participant, and such determination shall be conclusive and binding on the Participant. The Participant shall cooperate in good faith with the Administrator in making such determination and providing the necessary information for this purpose. The foregoing provisions of this Section 21(b) shall apply with respect to any person only if, after reduction for any applicable Federal excise tax imposed by Section 4999 of the Code and Federal income tax imposed by the Code, the Total Payments accruing to such person would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of this Plan and after reduction for only Federal income taxes. The Company shall have no liability or obligation under this Plan to reimburse or make whole any Participant for any tax, interest or penalty accruing with respect to any “parachute payment.”
     (c) To the extent that the Administrator determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Administrator in its discretion may modify those restrictions as it determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

     (d) The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.
     (e) If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.
     (f) This Plan shall inure to the benefit of, and be binding upon, each successor and assign of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s heirs, legal Representatives and successors.
22. DEFINITIONS
     For purposes of this Plan, the following terms are defined as set forth below:
     (a) “Affiliate” means a corporation or other entity controlled by the Company and designated by the Administrator as such.
     (b) “Award” means a cash award or an Award made in Stock or denominated in shares of Stock.
     (c) “Board” means the Board of Directors of the Company.
     (d) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
     (e) “Committee” means the Compensation Committee of Directors appointed by the Board to administer this Plan.
     (f) “Company” means Lime Energy Co., a Delaware corporation.
     (g) “Director” means a member of the Company’s Board of Directors.
     (h) “Effective Date” means August ___, 2009.
     (i) “Eligible Individual” means any officer or full-time Employee of the Company or a Subsidiary or Affiliate.
     (j) “Participant” means a person granted an Award.
     (k) “Plan Base Salary” means the actual base salary of the Participant as of the date of determination, or such salary amount adjusted to competitive market levels as approved by the Administrator for purposes of computations of Awards under the Plan.
     (l) “Representative” means (i) the person or entity acting as the executor or administrator of a Participant’s estate pursuant to the last will and testament of a Participant or pursuant to the laws of the jurisdiction in which the Participant had his or her primary residence at the date of the Participant’s death; (ii) the person or entity acting as the guardian or temporary guardian of a Participant; or (iii) the person or entity which is the beneficiary of the Participant upon or following the Participant’s death; provided that only one of the foregoing shall be the

Representative at any point in time as determined under applicable law and recognized by the Administrator.
     (m) “Stock” means common stock, par value $0.0001 per share, of the Company.
     (n) “Subsidiary” means any company during any period in which it is a “subsidiary corporation” (as such term is defined in Section 424(f) of the Code) with respect to the Company.
     In addition, certain other terms used herein have the definitions given to them in the first places in which they are used.
IN WITNESS WHEREOF, this 2009 Management Incentive Compensation Plan, having been first duly adopted, is hereby executed below by a duly authorized officer on behalf of the Company on this 4th day of August, 2009, to take effect as provided herein.

LIME ENERGY CO.
By:	/s/ Jeffrey Mistarz
Jeffrey Mistarz [Print Name]
	Title:	Chief Financial Officer

EXHIBIT B
LIME ENERGY CO.
2008 LONG-TERM INCENTIVE PLAN
NOTICE OF AWARD OPPORTUNITY
All terms in this Notice of Award Opportunity shall have the same meaning as ascribed to them in the Lime Energy Co. 2008 Long-Term Incentive Plan, as amended (collectively the “Plan”).

Name of Participant:

Address:

You are eligible for an Award consisting of Stock and Stock Options based on the Company’s and your performance as determined by the Committee, subject to the terms and conditions of the Plan and subject to the availability of shares of Stock under the Plan, as follows:

Plan Year		_____
Base Salary	$	_____
Percentage (%) of Base Salary		_____	%
Total Value of Stock Award and Stock Options(1)	$	_____

Stock Award and Stock Options	Percentage of Total Value
Stock Award (Restricted Stock)	_____	%
Stock Options (Incentive Stock Options)	_____	%
Total	100%

(1)	Awards will be annually comprised of ___% Restricted Stock and ___% Incentive Stock Option (or such other allocated percentages as may be determined by the Committee), which will vest ratably over a three-year period. The value of the Awards will be determined at the time of the Awards. The value of Restricted Stock will be based on the Fair Market Value of the Company Common Stock on the day prior to the Date of Grant. The value of Incentive Stock Options will be determined at the Date of Grant using a trinomial lattice option pricing model, or such other methodology as approved by the Committee.

Restated Stock and Stock Options. The Award of Restricted Stock and Stock Options will be evidenced by an Employee Restricted Stock Agreement and an Employee Stock Option Agreement, substantially in the form of Exhibit A and Exhibit B affixed hereto.
Termination. If Participant shall no longer be an Employee of the Company, the Award opportunity represented by this Notice of Award Opportunity shall terminate automatically on the date of termination of employment, unless otherwise provided in the Plan or determined by the Committee.
Integration and Acknowledgment. Participant acknowledges receipt of, and understands and agrees to this Notice of Award Opportunity together with Exhibit A and Exhibit B hereto, and the Plan. Participant further acknowledges that as of the date of execution by the Company set forth below, this Notice of Award Opportunity, the Exhibits hereto, and the Plan set forth the entire understanding between the Participant and the Company regarding the incentive opportunity of Participant under the Plan for the Plan Year set forth above, and supersede all prior and contemporaneous representations, agreements and understandings (oral or written) on that subject.

LIME ENERGY CO.
a Delaware corporation		PLAN PARTICIPANT
By:

	Signature	Signature

	Print Name	Print Name
Title:	Chief Executive Officer

Date:	,	Date: ,

EXHIBIT C
LIME ENERGY CO.
2008 LONG-TERM INCENTIVE PLAN
NOTICE OF AWARD OPPORTUNITY
All terms in this Notice of Award Opportunity shall have the same meaning as ascribed to them in the Lime Energy Co. 2008 Long-Term Incentive Plan, as amended (collectively the “Plan”).

Name of Participant:

Address:

You are eligible for an Award consisting of Stock and Stock Options based on the Company’s and your performance as determined by the Committee, subject to the terms and conditions of the Plan and subject to the availability of shares of Stock under the Plan, as follows:

Plan Year		_____
Base Salary	$	_____
Percentage (%) of Base Salary		_____	%
Total Value of Stock Award and Stock Options(1)	$	_____

Stock Award and Stock Options	Percentage of Total Value
Stock Award (Restricted Stock)	_____	%
Stock Options (Incentive Stock Options)	_____	%
Total	100%

(1)	Awards will be annually comprised of ___% Restricted Stock and ___% Incentive Stock Option (or such other allocated percentages as may be determined by the Committee), which will vest ratably over a three-year period. The value of the Awards will be determined at the time of the Awards. The value of Restricted Stock will be based on the Fair Market Value of the Company Common Stock on the day prior to the Date of Grant. The value of Incentive Stock Options will be determined at the Date of Grant using a trinomial lattice option pricing model, or such other methodology as approved by the Committee.

Restated Stock and Stock Options. The Award of Restricted Stock and Stock Options will be evidenced by an Employee Restricted Stock Agreement and an Employee Stock Option Agreement, substantially in the form of Exhibit A and Exhibit B affixed hereto.
Termination. If Participant shall no longer be an Employee of the Company, the Award opportunity represented by this Notice of Award Opportunity shall terminate automatically on the date of termination of employment, unless otherwise provided in the Plan or determined by the Committee.
Integration and Acknowledgment. Participant acknowledges receipt of, and understands and agrees to this Notice of Award Opportunity together with Exhibit A and Exhibit B hereto, and the Plan. Participant further acknowledges that as of the date of execution by the Company set forth below, this Notice of Award Opportunity, the Exhibits hereto, and the Plan set forth the entire understanding between the Participant and the Company regarding the incentive opportunity of Participant under the Plan for the Plan Year set forth above, and supersede all prior and contemporaneous representations, agreements and understandings (oral or written) on that subject.

LIME ENERGY CO.
a Delaware corporation		PLAN PARTICIPANT
By:

	Signature	Signature

	Print Name	Print Name
Title:	Chief Executive Officer

Date:	,	Date: ,

EXHIBIT A
LIME ENERGY CO.
Employee Stock Option Agreement
     This Employee Stock Option Agreement (this “Agreement”) is made this [•] day of [•], [•], between Lime Energy Co., a Delaware corporation (“Lime Energy”) and [•] (the “Holder”).
RECITALS
     Holder is an employee of Lime Energy or a subsidiary of Lime Energy (collectively, Lime Energy and its subsidiaries are referred to in this Agreement as the “Company”). Lime Energy desires, by affording Holder an opportunity to purchase shares of Lime Energy’s common stock, par value $0.0001 per share (the “Common Stock”) as hereinafter provided, to help align the long-term economic interests of the Holder with the long-term economic interests of the Company.
     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:
1. Grant of Options. Lime Energy hereby agrees to grant to the Holder, on the date hereof (the “Grant Date”), options (the “Stock Options”) to purchase up to an aggregate of [•] shares (the “Option Shares”) of the Common Stock, subject to the terms and conditions set forth herein.
2. Exercise Price. The exercise price per Option Share, subject to adjustment as hereinafter provided (the “Exercise Price”), under the Stock Options shall be $[•] per share (the closing market price of the Common Stock on the date prior to this Agreement).
3. Vesting. The Stock Options shall not be exercisable until vested, and shall vest according to the following schedule:

Vesting Date	Number of Option Shares Vested
[•]	[•]
[•]	[•]
[•]	[•]
In addition to the vesting rights set forth above, any unvested Stock Options shall automatically and immediately terminate and be of no further force or effect if the Holder shall voluntarily cease working for the Company. All unvested Stock Options shall immediately vest and become exercisable if the employment of the Holder by the Company is terminated by the Company for any reason other than Due Cause. As used in this Agreement, “Due Cause” shall mean any of:
(i)	Failure by the Holder to perform any material and substantial duties to the Company;

(ii)	Holder’s conviction on, or plea of guilty or of nolo contendere to, a felony charge;

(iii)	misappropriation of Company property by Holder or any act of dishonesty by Holder directed at the Company or while acting on behalf of the Company;

(iv)	Holder’s breach of any provision of any employment, non-disclosure, non-competition, non-solicitation, assignment of inventions, or other similar agreement executed by Holder for the benefit of the Company;

(v)	violation of the Company’s drug and alcohol policy;

(vi)	any conduct, action or behavior by Holder that has a material adverse effect on the reputation of the Company, its business, affiliates, management, customers, vendors, employees, prospects, name, reputation or goodwill;

(vii)	Holder’s commission of an act of moral turpitude.
Upon the occurrence of a Change in Control, any unvested Stock Options shall be automatically and immediately vested and become exercisable by Holder, subject to the other applicable terms of this Agreement. For all purposes of this Agreement, a “Change in Control” shall be deemed to have occurred when (i) the Company is merged or consolidated with another entity which is not then controlled by the Company and, as a result of such merger or consolidation, an unrelated entity acquires the ability to elect a majority of the Company’s Board of Directors, or (ii) substantially all of the Company’s assets are sold or otherwise transferred to another entity that is not then controlled by or affiliated with the Company.
The provisions of this Section relate only to the vesting of the Stock Options and do not in anyway change the at-will nature of the employment of Holder by the Company.
4. Exercise of the Stock Options. Any vested Stock Options may be exercised at any time after vesting by delivering the Exercise Price, paid in cash, along with a notice of exercise in the form attached as Exhibit A-1, to Lime Energy at its headquarters address (currently, 1280 Landmeier Road, Elk Grove Village, Illinois 60007; Attention: Chief Financial Officer). The Exercise Price of the Option Shares as to which any Stock Options are being exercised shall be paid in full, in cash, at the time of exercise, provided, that if the Fair Market Value of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising the Stock Options for cash, the Holder may elect to receive shares of Common Stock equal to the value (as determined below) of the Stock Options (or the portion thereof being exercised) by surrender of this Agreement with respect to the Stock Options being exercised at the principal office of the Company, together with the executed Exercise Notice, in which event Lime Energy shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X = Y	(A-B)
A

Where:	X = the number of shares of Common Stock to be issued to the Holder;
Y = the number of shares of Common Stock purchasable under the Stock Options or, if only a portion of the Stock Options is being exercised, the portion of the Stock Options being exercised (at the date of such calculation);
A = the Fair Market Value of one share of the Common Stock (at the date of such calculation); and
B = Exercise Price (as adjusted to the date of such calculation)

5. Transferability. The Stock Options may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent or distribution. During the Holder’s lifetime, the Stock Option is exercisable only by the Holder (or by such Holder’s legal guardian or representative).
6. Expiration of the Stock Options. The Stock Options will only be exercisable by the Holder and only after vesting in accordance with paragraph 3 of this Agreement, and all Stock Options, vested or unvested, will expire on the earliest of (i) the tenth (10th) anniversary of the date of this Agreement, or (ii) three (3) months following the date the Holder ceases to be a full time employee of the Company if such cessation is not by reason of termination by the Company for Due Cause, or (iii) immediately upon any termination of the employment of the Holder for Due Cause. In the event of the death of the Holder, all then vested Stock Options will be exercisable by the Holder’s estate (or the executor thereof) for a period of six months following the date of death, whereupon all unexercised Stock Options will automatically terminate.
7. Change in Status. In the event that Holder’s employment or affiliation with the Company ceases solely because the entity that continues to employ him ceases, after the Grant Date, to remain part or an affiliate of the Company then, for purposes of Section 6 above, Holder will be deemed to have incurred a termination of employment with the Company for reasons other than Due Cause.
8. Adjustments. The number of shares issuable as a result of the exercise of any unexercised Stock Options, and the purchase price payable therefore, may be adjusted from time to time to give effect to stock splits, both forward and reverse, and any stock dividends which may be declared payable to the holders of the outstanding Common Stock.
9. Terms Governing Stock Options. Unless otherwise provided herein, the terms of the Stock Options shall be governed in accordance with the provisions of the Company’s 2008 Long-Term Incentive Plan, as amended from time to time (the “Plan”), which is incorporated herein by this reference. The Stock Options issued pursuant to this Agreement shall be Incentive Stock Options to the extent permitted by law and the terms of the Plan, and any balance shall be Non-Qualified Stock Options. Any dispute or disagreement which may arise in connection with this Agreement shall be resolved by the Compensation Committee of the Company’s Board of Directors (the “Committee”), in its sole discretion, and any interpretation by the Committee of the terms of this Agreement or the Plan and any determination made by the Committee under this Agreement or the Plan may be made in the sole discretion of the Committee and shall be final, binding, and conclusive. Any such determination need not be uniform and may be made differently among Holders awarded Stock Options.
10. Incentive Stock Options. This Option is intended to be an Incentive Stock Option within the meaning of Section 422(b) of the Code, but the Company does not represent or warrant that this Option qualifies as such. The Optionee should consult with the Optionee’s own tax advisor regarding the tax effects of this Option and the requirements necessary to obtain favorable income tax treatment under Section 422 of the Code, including, but not limited to, holding period requirements. (NOTE TO OPTIONEE: If the Option is exercised more than three (3) months after the date on which you cease to be an Employee (other than by reason of your death or permanent and total disability as defined in Section 22(e)(3) of the Code), the Option will be treated as a Nonstatutory Stock Option and not as an Incentive Stock Option to the extent required by Section 422 of the Code.) To the extent that the Option Agreement (together with all Incentive Stock Options granted to the Optionee under all stock option plans of the Participating Company Group, including the Plan) becomes exercisable for the first time during any calendar year for shares having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount will be treated as Nonstatutory Stock Options. For purposes of this Paragraph 10, options designated as Incentive Stock Options are taken into account in the order in which they were granted, and the Fair Market Value of stock is determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a different limitation from that set forth in this Paragraph 10, the Optionee may designate which portion of such Option the Optionee is exercising. In the absence of such designation, the Optionee shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Separate certificates representing each such portion shall be issued upon the exercise of the Option. (NOTE TO OPTIONEE: If the aggregate Exercise Price of the Option (that is, the Exercise Price multiplied by the Number of Option Shares) plus the aggregate exercise price of any other Incentive Stock Options you hold (whether granted pursuant to the Plan or any other stock option plan of the Company) is greater than $100,000, you should contact your own tax advisor to ascertain whether the entire Option qualifies as an Incentive Stock Option.
11. Taxes. Upon exercise of any Stock Options, Lime Energy will have the right to deduct from payments of any kind otherwise due to the Holder, any and all federal, state or local taxes required to be withheld with respect to the purchase of Option Shares by the Holder. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Option shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of the Option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
12. Trading Restrictions and Other Restrictions. Lime Energy shall have the right at any time to impose trading restrictions on the Option Shares which may limit the number of shares that can be sold on any trading day or during any ninety (90) day period and/or prohibit the sale of the Option Shares on any trading day, not to exceed thirty (30) trading days a year. The inability of the Company to obtain from any regulatory body having jurisdictional authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Option shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of the Option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
13. No Rights as a Stockholder. Holder shall not have any of the rights of a stockholder with respect to the Option Shares until such Option Shares have been issued upon due exercise of the Stock Options. No adjustment will be made for dividends or distributions or other rights for which the record date is prior to the date of issuance of such Option Shares following the exercise of the Stock Options.
14. Governing Law. The validity, construction and effect of this Agreement and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Illinois, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect hereto shall be brought in the federal or state courts located in Chicago, Illinois. The parties hereby irrevocably agree and submit to the personal jurisdiction and venue of such courts and irrevocably waive any objections to improper venue or inconvenient forum in Chicago, Illinois.
15. Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     16. Entire Agreement. This Agreement contains the entire agreement between the Holder and the Company with respect to the Stock Options. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Stock Options shall be void and ineffective for all purposes.
     17. Amendment. This Agreement may be amended from time to time by the Company in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Stock Options or Stock Option Shares, as determined in the discretion of the Company, except as provided in a written document signed by Holder and the Company.
     IN WITNESS WHEREOF, the duly authorized representative of Lime Energy Co. and the Holder have duly executed this Employee Stock Option Agreement effective as of the date first written above.

LIME ENERGY CO.		HOLDER

By:

Its:

Print or Type Name

EXHIBIT B
LIME ENERGY CO.
Employee Restricted Stock Agreement
     This Restricted Stock Agreement (this “Agreement”) is made this [•] day of [•], [•], between Lime Energy Co., a Delaware corporation (“Lime Energy”) and [•] (the “Holder”).
RECITALS
     Holder is an employee of Lime Energy or a subsidiary of Lime Energy (collectively, Lime Energy and its subsidiaries are referred to in this Agreement as the “Company”). Lime Energy desires, by granting Holder restricted shares of Lime Energy’s common stock, par value $0.0001 per share (the “Common Stock”) as hereinafter provided, to help align the long-term economic interests of the Holder with the long-term economic interests of the Company.
     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:
18. Grant of Shares. The Company, subject to the terms and conditions set forth in this Agreement, hereby grants [•] shares (“Shares”) of Common Stock (“Common Stock”) to Holder. Holder agrees that the Shares shall be subject to forfeiture provisions set forth in Section 2 hereof, and otherwise subject to the terms and conditions of this Agreement.
19. Vesting.
     a. The Shares shall be subject to forfeiture until vested, and shall vest according to the following schedule:

Vesting Date	Number of Option Shares Vested
[•]	[•]
[•]	[•]
[•]	[•]
Notwithstanding the vesting rights set forth above, any unvested Shares shall be automatically forfeited by Holder as of (i) the date the Holder shall voluntarily cease working for the Company, (ii) the date the Holder’s employment at the Company shall be terminated for Due Cause. Shares forfeited pursuant to this Section 2(a) shall be transferred to, and reacquired by, the Company payment of $0.001 per Share, payable by stock rounded to the nearest cent by the Company, and neither the Holder nor any of the Holder’s successors, heirs, assigns or personal representatives shall thereafter have any further rights or interests in such Shares. If certificates for any such Shares containing restrictive legends shall have been delivered to the Holder, such certificates shall be returned to the Company, complete with any necessary signatures or instruments of transfer.
     b. All unvested Shares shall immediately vest if the employment of the Holder by the Company is terminated by the Company for any reason other than Due Cause, death or permanent disability. As used in this Agreement, “Due Cause” shall mean any of:
(viii)	Failure by the Holder to perform any material and substantial duties to the Company;

(ix)	Holder’s conviction on, or plea of guilty or of nolo contendere to, a felony charge;

(x)	misappropriation of Company property by Holder or any act of dishonesty by Holder directed at the Company or while acting on behalf of the Company;

(xi)	Holder’s breach of any provision of any employment, non-disclosure, non-competition, non-solicitation, assignment of inventions, or other similar agreement executed by Holder for the benefit of the Company;

(xii)	violation of the Company’s drug and alcohol policy;

(xiii)	any conduct, action or behavior by Holder that has a material adverse effect on the reputation of the Company, its business, affiliates, management, customers, vendors, employees, prospects, name, reputation or goodwill;

(xiv)	Holder’s commission of an act of moral turpitude.
Upon the occurrence of a Change in Control, any unvested Shares shall be automatically and immediately vested, subject to the other applicable terms of this Agreement. For all purposes of this Agreement, a “Change in Control” shall be deemed to have occurred when (i) the Company is merged or consolidated with another entity which is not then controlled by the Company and, as a result of such merger or consolidation, an unrelated entity acquires the ability to elect a majority of the Company’s Board of Directors, or (ii) substantially all of the Company’s assets are sold or otherwise transferred to another entity that is not then controlled by or affiliated with the Company.
The provisions of this Section relate only to the vesting of the Shares and do not in anyway change the at-will nature of the employment of Holder by the Company.
20. Restrictions on Transfer. The Holder shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Shares, or any interest therein, that are subject to forfeiture pursuant to Section 2, except that the Holder may transfer such Shares (i) to or for the benefit of any spouse, children and any other relatives approved by the Board of Directors (collectively, “Approved Relatives”) or to a trust established solely for the benefit of the Holder and/or Approved Relatives, provided that such Shares shall remain subject to this Agreement (including without limitation the restrictions on transfer set forth in this Section 3 and the forfeiture provisions set forth in Section 2), and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement; or (ii) as part of a Change in Control.
21. Escrow. The certificate or certificates evidencing the Shares and, together with stock powers separate from certificates in blank for the Shares, shall be delivered to and deposited with the Secretary of the Company as escrow agent (“Escrow Agent”) upon issuance. The Shares may also be held in a restricted book entry account in the name of the Holder. Such certificates or such book entry shares are to be held by the Escrow Agent until such time as the Shares become vested Shares, at which time they shall be released by the Escrow Agent to the Holder, together with stock powers separate from certificates in blank for such vested Shares.
22. Restrictive Legends. All certificates representing Shares shall have affixed thereto legends in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

     “The shares of stock represented by this certificate are subject to restrictions on transfer set forth in a certain Employee Restricted Stock Agreement between the corporation and the registered owner of these shares (or his predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”
     “The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required.”
23. Change in Status. In the event that Holder’s employment or affiliation with the Company ceases solely because the entity that continues to employ him ceases, after the date of this Agreement, to remain part or an affiliate of the Company then, for purposes of Section 2 above, Holder will be deemed to have incurred a termination of employment with the Company for reasons other than Due Cause.
24. Adjustments. If from time to time there is any stock split, stock dividend, stock distribution or other reclassification of the Common Stock, any and all new, substituted or additional securities to which the Holder is entitled by reason of his ownership of the Shares shall be immediately subject to the forfeiture provisions, the restrictions on transfer and the other provisions of this Agreement in the same manner and to the same extent as the Shares.
25. Terms Governing Shares. Unless otherwise provided herein, the terms of the Shares shall be governed in accordance with the provisions of the Company’s 2008 Long-Term Incentive Plan, as amended from time to time (the “Plan”), which is incorporated herein by this reference. Any dispute or disagreement which may arise in connection with this Agreement shall be resolved by the Compensation Committee of the Company’s Board of Directors (the “Committee”), in its sole discretion, and any interpretation by the Committee of the terms of this Agreement or the Plan and any determination made by the Committee under this Agreement or the Plan may be made in the sole discretion of the Committee and shall be final, binding, and conclusive. Any such determination need not be uniform and may be made differently among Holders awarded Shares.
26. Investment Representations. The Holder represents, warrants and covenants as follows:
     a. The Holder is acquiring the Shares for his own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act, or any rule or regulation under the Securities Act.
     b. The Holder has had such opportunity as he has deemed adequate to obtain from representatives of the Company such information as is necessary to permit him to evaluate the merits and risks of his investment in the Company.
     c. The Holder has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Shares and to make an informed investment decision with respect to such purchase.
     d. The Holder can afford a complete loss of the value of the Shares and is able to bear the economic risk of holding such Shares for an indefinite period.

     e. Unless otherwise notified by the Company, the Holder understands that (i) the Shares have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act, (ii) the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; (iii) in any event, the exemption from registration under Rule 144 will not be available for at least six (6) months and even then will not be available unless a public market then exists for the Common Stock, adequate information concerning the Company is then available to the public, and other terms and conditions of Rule 144 are complied with; and (iv) the Company and the Company has no obligation or current intention to register the Shares under the Securities Act.
     f. The Holder is an “accredited investor” within the meaning of Rule 501 under the Securities Act by reason of having (i) an individual net worth, or joint net worth with Holder’s spouse, of more than $1,000,000 or (ii) had an individual income in excess of $200,000 in each of the two most recent years or joint income with Holder’s spouse in excess of $300,000 in each of those years and a reasonable expectation of reaching the same income level in the current year.
27. Taxes. The Holder acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Holder any federal, state or local taxes of any kind required by law to be withheld with respect to the purchase of the Shares by the Holder or the lapse of the forfeiture provisions of this Agreement.
28. Trading Restrictions. Lime Energy shall have the right at any time to impose trading restrictions on the Shares which may limit the number of Shares that can be sold on any trading day or during any ninety (90) day period and/or prohibit the sale of the Shares on any trading day, not to exceed thirty (30) trading days a year.
29. Section 83(b) Election. The Holder has reviewed with the Holder’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Holder is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Holder understands that the Holder (and not the Company) shall be responsible for the Holder’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. The Holder understands that it may be beneficial in many circumstances to elect to be taxed at the time the Shares are acquired rather than when and as the forfeiture provisions hereunder expire by filing an election under Section 83(b) of the Code with the IRS within thirty (30) days from the date of this Agreement as first set forth above.
     THE EMPLOYEE ACKNOWLEDGES THAT IT IS THE EMPLOYEE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(B), EVEN IF THE EMPLOYEE REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE EMPLOYEE’S BEHALF.
30. Governing Law. The validity, construction and effect of this Agreement and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Illinois without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect hereto shall be brought in the federal or state courts located in Chicago, Illinois. The parties hereby irrevocably agree and submit to the personal jurisdiction and venue of such courts and irrevocably waive any objections to improper venue or inconvenient forum in Chicago, Illinois.
31. Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

32. Entire Agreement. This Agreement contains the entire agreement between the Holder and the Company with respect to the Shares. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Shares shall be void and ineffective for all purposes.
33. Amendment. This Agreement may be amended from time to time by the Company in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Shares, as determined in the discretion of the Company, except as provided in a written document signed by Holder and the Company.
34. Holder’s Acknowledgements. The Holder acknowledges that he: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Holder’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) understands that the Company’s law firm does not act as counsel for the Holder in connection with this Agreement or otherwise.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the duly authorized representative of Lime Energy Co. and the Holder have duly executed this Employee Restricted Stock Agreement effective as of the date first written above.

LIME ENERGY CO.		HOLDER

By:

Its:

Print or Type Name